Exhibit 5.2

[Internal Revenue Service, Tax Exempt and Government Entities Letterhead]

Date: May 7, 2023

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417

Employer ID Number: 22-0760120
Plan Name: BD 401k Plan
Plan Number: 011
Document Locator Number (DLN): 26007672005882
Person to contact: Pamela Griffin (ID number 10000243730; (312) 292-3812)

Dear Applicant:
We’re issuing this favorable determination letter for your plan listed above, based on the information you provided. Our favorable determination only applies to the status of your plan under the Internal Revenue Code (IRC) Section 401(a). In order to rely on this letter as proof of the plan’s status, you must keep this letter, the application form, the information submitted with the application, and all other correspondence,

Your determination letter doesn’t apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the applicable Required Amendments List submitted with your application.

This letter considered up to the 2020 Required Amendments List changes in plan qualification requirements.

This determination letter also applies to the amendments dated on 8/25/22, 3/25/22, 12/23/21 and 3/2/21.

This determination letter also applies to the amendments dated on 2/9/21, 5/13/20, 4/13/20 and 8/21/19.

This determination letter also applies to the amendments dated on 7/18/19 and 7/19/17.

Your plan’s continued qualification in its present form will depend on its effect in operation (Treasury Regulations Sections 1.401-1(b)(3)) and on satisfying reporting requirements. We may review and determine the status of the plan in operation periodically.

You can find information on favorable determination letters in the Publication 794, Favorable Determination Letter, including:

•The significance and scope of reliance on this letter.
•The effect of any elective determination request in your application materials.
•The reporting requirements for qualified plans.
•Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/forms-pubs or by calling 800-TAX-FORM (800-829-3676).

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative of appointee copies of written communications, we will send a copy of this letter to him or her.

If you have questions, you can contact the person at the top of this letter.

Sincerely,

/s/ Daniel Dragoo
Daniel Dragoo Director, Employee Plans
Rulings and Agreements